UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2005

MR3 Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32343	62-0259003
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

435 Brannan Street, Suite #200, San Francisco, California 94107
(Address of principal executive offices)

Registrant's telephone no., including area code: (415) 947-1090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events

     On May 30, 2005, MR3 Systems, Inc (“MR3” or the ”Company”) entered into a Stock Purchase and Loan Option Agreement (“SPLOA”) with MRD Holdings Inc. (“MRD”), a Delaware corporation. The SPLOA was subject to a mutually agreeable schedule and structure for the payment of a $1 million purchase of preferred securities by MRD (see Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2005). Subject to the terms and conditions of the SPLOA and its related exhibit documents, the Company sold 400,000 shares of Series B Convertible Preferred Stock, pursuant to a private sale of its securities to MRD, at a per share price of $2.50 for the aggregate sum of $1 million. The Company has received in excess of $800,000 pursuant to the SPLOA with the final payment approximating $184,000 having been due on or about August 1, 2005.

     On November 8, 2005 the Company issued a notice of “demand for payment” to MRD in connection with MRD’s failure to make payment of the final $184,000 due under the SPLOA. On November 10, 2005, the Company issued a further demand letter to MRD requiring payment of the $184,000 by close of business on November 11, 2005. The deadline was subsequently extended by the Company to close of business on November 17, 2005 to allow sufficient time for MRD to comply with the Company’s demands. As a consequence of MRD’s failure to make payment when due and the uncertainty as to when such payment may be made, the Company on November 22, 2005 issued a notice of default under the SPLOA to MRD.

     On June 20, 2005, MRD and the Company amended its SPLOA agreement (Amendment #1) to provide for, among other terms, an obligation on MRD’s part to exercise its $4.5 million option contingent on the Company’s successful completion of the bench validation and performance analysis of Project B Phase 1. As a consequence of the Company’s successful performance under the aforementioned Project B, the parties executed an Option Exercise Agreement dated September 26, 2005 that provides for the purchase of $4.5 million in preferred shares of the Company’s stock pursuant to a mutually agreed payment schedule (see Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2005.)

     Payment of the $4.5 million option was scheduled for three $1.5 million payments due on October 28, November 28, and December 9, 2005. The October and November 28, 2005 payments were not made as scheduled and after further discussion with MRD the Company is uncertain that the December payment will be made as scheduled.

     The Company is presently seeking redress on these financing matters through further negotiation with MRD. The Company has advised MRD that MR3 will hold its aforementioned notice of default in abeyance until the principals of the two companies have an opportunity to meet to negotiate a reconciliation of outstanding issues. The Company continues to reserve the right to take appropriate legal action if necessary to resolve the dispute. Management acknowledges that the circumstances leading up to the deadlock in the continued infusion of capital into the Company pursuant to the aforementioned agreements are presently in dispute between the parties. MRD has advised the Company that they believe their position of withholding the capital infusion is justified based on their interpretation of events preceding and subsequent to the execution of the SPLOA..

     As a financial consequence of MRD’s failure to meet its payment obligations under the SPLOA, the Company has indefinitely postponed its annual meeting originally scheduled for December 14, 2005.

     On November 28, 2005, Franklin Lake Resources Inc. (“FLRI”) provided notice to the Company that it was terminating its Metals Extraction Agreement (“MEA”) with MR3 pursuant to Section 12 of the MEA. FLRI advised the Company that it formally terminated the MEA for various reasons principally stemming from the Company’s inability to meet certain commitments under the MEA as a consequence of MR3’s failure to complete third party financing arrangements as noted above. Under Section 12 of the MEA, the Company is entitled to a 90-day cure period, which it is presently undertaking through negotiations with FLRI on a restructuring of the terms of the MEA.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	MR3 Demand for Payment dated November 8, 2005
99.2	Notice of MRD Default dated November 22, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MR3 Systems, Inc.

Date: December 8, 2005	By:	/s/ William C. Tao

William C. Tao
Chief Executive Officer